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                         [R. GENE KLAWETTER LETTERHEAD]


October 14, 1999

PERSONAL/CONFIDENTIAL


Mr. Francisco Urrea, Chairman
CyCo.net, Inc.
600 Central Avenue S.W.
Third Floor
Albuquerque, NM. 87102


Dear Cisco:

The purpose of this brief note is to formally extend my resignation as a member of CyCo.net's Board of Directors, effective this date.

It has become obvious to me that there is not a lot that I can contribute as a Director at this time.

Unless the Company objects, I will continue to help with funding and be available to answer any questions which Rick and/or Daniel might have.

Cisco, I am sorry we were not able to work closer. I would very much have liked to get to know you better and at least beat you once on the golf course.

I have nothing but the highest regard for the "Urreas" and wish you and CyCo.net much, much success in the near future.

Thank you.

Best regards,


/s/ R. GENE KLAWETTER
R. Gene Klawetter

RGK/me